EXHIBIT 99.1

Sussex Bancorp Declares Quarterly Cash Dividend and Announces Third Quarter Results for 2014

ROCKAWAY, N.J., Oct. 29, 2014 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank") today announced reported net income of $592 thousand, or $0.13 per basic and diluted share, for the quarter ended September 30, 2014, as compared to a net income of $575 thousand, or $0.14 per basic and diluted share, for the same period last year. For the nine months ended September 30, 2014, the Company reported net income of $1.9 million, or $0.41 per basic and diluted share, as compared to net income of $807 thousand, or $0.23 per basic and diluted share, for the same period last year. Net income benefited from strong growth in the commercial loan portfolio, which increased $50.9 million or 18.0% at September 30, 2014 as compared to December 31, 2013, and declines of $2.1 million, or 54.0% in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) for the nine months ended September 30, 2014, as compared to the same period in the prior year. During the third quarter of 2014, the Company resolved its largest non-performing loan, which contributed to the improvement in non-performing assets to total assets to 2.2% at September 30, 2014 from 3.1% from December 31, 2013. The Company also converted to a new core processing system and realized de-conversion and other costs related to the technology upgrade during the third quarter of 2014.

"Our strong organic growth in our commercial loan portfolio continued in the third quarter, which grew 18.0% for the first nine months of 2014, or approximately 24.0% on an annualized basis. The growth helped expand our net interest margin 11 basis points, as compared to the same period last year. This produced a 9.1% growth in our net interest income on a fully tax equivalent basis for the nine month period, as compared to the same period last year and drove the improvement in our reported earnings," said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. Mr. Labozzetta also stated, "Our third quarter operating performance was impacted by a 9.6% increase in operating expenses, due in large part to costs related to our core system conversion, which are non-recurring in nature."

In addition, Mr. Labozzetta said, "In the third quarter we resolved our largest non-performing asset. As a result, we reduced our ratio of non-performing assets to total assets to 2.21%. Additionally, our credit related costs declined $2.1 million or 54.0% for the first nine months of 2014 as compared to the same period last year. The remaining non-performing assets are now comprised in large part of foreclosed or soon to be foreclosed real estate, which brings them closer to final resolution."

Opening of New Branches

During the third quarter of 2014, the Bank opened a new mini-branch at Heath Village in Hackettstown, New Jersey. In addition, the Bank currently has regulatory approvals for a new branch location in Astoria, New York, which is expected to open in the first quarter of 2015.  "In the third quarter we opened our new mini-branch at Heath Village in Hackettstown and look forward to serving our customers at this new location. We are also excited about and look forward to the opening of a branch in Astoria, which will allow us to continue to penetrate into the metro New York market," said Mr. Labozzetta.

Declaration of Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.03 per share, which is payable on December 1, 2014 to common shareholders of record as of the close of business on November 14, 2014.

Financial Performance

Net Income. For the quarter ended September 30, 2014, the Company reported net income of $592 thousand, or $0.13 per basic and diluted share, as compared to net income of $575 thousand, or $0.14 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended September 30, 2014 was primarily due to increases in net interest income of $323 thousand and gain on securities transactions of $164 thousand.  These increases were partially offset by an increase in non-interest expenses of $424 thousand, which was largely attributed to de-conversion and technology upgrade costs that occurred during the third quarter of 2014.

For the nine months ended September 30, 2014, the Company reported net income of $1.9 million, or $0.41 per basic and diluted share, as compared to net income of $807 thousand, or $0.23 per basic and diluted share, for the same period last year. The increase in net income for the nine months ended September 30, 2014 was largely due to a decrease in credit quality costs of $2.1 million, or 54.0%, and an increase in net interest income of $1.2 million, which were largely offset by increases in certain non-interest expenses. Further discussion on these increases is included in the non-interest expense section below.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $311 thousand, or 7.2%, to $4.7 million for the third quarter of 2014, as compared to $4.3 million for the same period in 2013. The increase in net interest income was largely due to a $31.3 million, or 6.2%, increase in average interest earning assets, principally loans receivable, which increased $52.7 million, or 13.7%, and was partially offset by a decrease in the average balance on the securities portfolio of $25.9 million, or 23.1%. The aforementioned increase also benefited from a 3 basis point increase in the net interest margin to 3.47% for the third quarter of 2014, as compared to the same period last year. The increase in the net interest margin was mostly due to an improvement in asset mix, which resulted in an increase in the average rate paid on interest earning assets of 5 basis points to 4.09% for the third quarter of 2014 from 4.04% for the same period in 2013.

Net interest income on a fully tax equivalent basis increased $1.1 million, or 9.1%, to $13.7 million for the first nine months of 2014, as compared to $12.5 million for the same period in 2013. The increase in net interest income was largely due to a $28.7 million, or 5.8%, increase in average interest earning assets, principally loans receivable, which increased $54.2 million, or 14.8%, and was partially offset by a decrease in the average balance on the securities portfolio of $27.8 million, or 22.7%. The aforementioned increase also benefited from an 11 basis point increase in the net interest margin to 3.50% for the first nine months of 2014, as compared to the same period last year. The increase in the net interest margin was mostly due to an improvement in asset mix, which resulted in an increase in the average rate paid on interest earning assets of 9 basis points to 4.13% for the first nine months of 2014 from 4.04% for the same period in 2013.

Provision for Loan Losses. Provision for loan losses decreased $122 thousand, or 24.4%, to $378 thousand for the third quarter of 2014, as compared to $500 thousand for the same period in 2013.

Provision for loan losses decreased $1.1 million, or 47.4%, to $1.2 million for the first nine months of 2014, as compared to $2.3 million for the same period in 2013.

Non-interest Income. The Company reported an increase in non-interest income of $67 thousand, or 4.7%, to $1.5 million for the third quarter of 2014, as compared to the same period last year. The increase in non-interest income was largely due to an increase in gain on securities transactions of $164 thousand, which was partially offset by decreases in service fees on deposit accounts of $28 thousand and investment brokerage fees of $26 thousand.

The Company reported a decrease in non-interest income of $132 thousand, or 2.8%, to $4.6 million for the first nine months of 2014, as compared to the same period last year. The decrease in non-interest income was largely due to decreases in gains on securities transactions of $141 thousand, investment and brokerage fees of $57 thousand and service fees on deposit accounts of $56 thousand, which were partially offset by an increase in insurance commissions and fees of $165 thousand.

Non-interest Expense. The Company's non-interest expenses increased $424 thousand, or 9.6%, to $4.9 million for the third quarter of 2014, as compared to the same period last year. The increase for the third quarter of 2014, as compared to the same period in 2013, was largely due to increases in salaries and employee benefits expense of $244 thousand, data processing fees of $208 thousand, occupancy of $117 thousand and other expenses of $91 thousand, which were partially offset by a decrease in expenses and write-downs related to foreclosed real estate of $305 thousand. The increase in salaries and employee benefits expense was partly due to an increase in commercial lending staff.

The Company's non-interest expenses increased $362 thousand, or 2.6%, to $14.1 million for the first nine months of 2014, as compared to the same period last year. The increase for the first nine months of 2014, as compared to the same period in 2013, was largely due to increases in salaries and employee benefits expense of $547 thousand, data processing fees of $353 thousand, occupancy of $226 thousand and other expenses of $172 thousand, which were partially offset by a decrease in expenses and write-downs related to foreclosed real estate of $1.1 million. The increase in salaries and employee benefits expense was partly due to an increase in commercial lending staff.

Non-interest expenses for the three and nine months ended September 30, 2014 were affected by increases in salaries and employee benefits expense and data processing fees, which were related to a technology upgrade that occurred in the third quarter of 2014. These additional costs were incurred primarily due to additional staffing requirements, de-conversion expenses and other technology upgrade costs. The majority of these increases are not expected to recur in 2015; however, the Company does expect to incur some additional costs in the fourth quarter of 2014 as the remainder of the upgrade process is completed.

Financial Condition

At September 30, 2014, the Company's total assets were $568.0 million, an increase of $34.1 million, or 6.4%, as compared to total assets of $533.9 million at December 31, 2013. The increase in total assets was largely driven by net growth in total loans of $50.3 million, or 12.8%, which was partially offset by declines in the securities portfolio of $20.0 million, or 20.6%.

The Company saw strong loan growth as total loans receivable, net of unearned income, increased $50.3 million, or 12.8%, to $442.7 million at September 30, 2014, as compared to $392.4 million at December 31, 2013. The increase in loans was primarily in the commercial real estate portfolio, which increased $45.1 million, or 17.3%, to $305.8 million at September 30, 2014, as compared to $260.7 million at December 31, 2013, and in the commercial and industrial portfolio, which increased $3.1 million, or 20.1%, to $18.3 million at September 30, 2014, as compared to $15.2 million at December 31, 2013.

The Company's total deposits increased $24.2 million, or 5.6%, to $454.5 million at September 30, 2014, from $430.3 million at December 31, 2013. The increase in deposits was due to increases in both non-interest bearing deposits of $14.4 million, or 24.8%, and interest bearing deposits of $9.8 million, or 2.6%, for September 30, 2014, as compared to December 31, 2013.

At September 30, 2014, the Company's total stockholders' equity was $50.4 million, an increase of $4.0 million when compared to December 31, 2013. The increase was largely due to net income for the nine months ended September 30, 2014 and an improvement in accumulated other comprehensive income relating to a reduction in the net unrealized losses on available for sale securities. At September 30, 2014, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 10.31%, 13.36% and 14.61%, respectively, all in excess of the ratios required to be deemed "well-capitalized."

Asset and Credit Quality

The Company continued to improve its asset credit quality as total problem assets and non-performing assets ("NPAs") continued to decline. Total problem assets (foreclosed real estate, criticized assets and classified assets) were down 21.8% from December 31, 2013, and the ratio of NPAs to total assets improved to 2.21% at September 30, 2014 from 3.10% at December 31, 2013. In addition, the ratio of non-accrual loans to total loans fell to 1.82% at September 30, 2014 from 3.03% at December 31, 2013.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $4.0 million, or 24.3%, to $12.5 million at September 30, 2014, as compared to $16.6 million at December 31, 2013. Non-accrual loans decreased $3.8 million, or 32.3%, to $8.1 million at September 30, 2014, as compared to $11.9 million at December 31, 2013. The top five non-accrual loan relationships total $4.8 million, which equates to 59.8% of total non-accrual loans and 38.4% of total NPAs at September 30, 2014. The remaining non-accrual loans have an average loan balance of $101 thousand. Loans past due 30 to 89 days decreased $822 thousand, or 22.4%, to $2.9 million at September 30, 2014, as compared to $3.7 million at December 31, 2013. The aforementioned decreases in NPAs and non-accrual loans were partially due to the sale of the Company's largest non-performing loan ($1.7 million) during the third quarter of 2014.

The Company continues to actively market its foreclosed real estate properties, which decreased $72 thousand to $2.9 million at September 30, 2014, as compared to $2.9 million at December 31, 2013. The decrease was primarily due to the sale of foreclosed real estate properties for $685 thousand and write-downs of $110 thousand, which were partially offset by additions of $715 thousand in new foreclosed real estate properties during 2014. At September 30, 2014, the Company's foreclosed real estate properties had an average value of approximately $317 thousand per property.

The allowance for loan losses increased $288 thousand, or 5.3%, to $5.7 million, or 1.29% of total loans, at September 30, 2014, compared to $5.4 million, or 1.38% of total loans, at December 31, 2013. The Company recorded $1.2 million in provision for loan losses, which was partly offset by $943 thousand in net charge-offs for the nine months ended September 30, 2014. The allowance for loan losses as a percentage of non-accrual loans increased to 70.9% at September 30, 2014 from 45.6% at December 31, 2013.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey and through its ten branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				9/30/2014 VS.
	9/30/2014	12/31/2013	9/30/2013	9/30/2013	12/31/2013
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$ 76,783	$ 96,750	$ 101,202	(24.1)%	(20.6)%
Total loans	442,731	392,402	392,300	12.9%	12.8%
Allowance for loan losses	(5,709)	(5,421)	(5,655)	1.0%	5.3%
Total assets	568,033	533,911	534,886	6.2%	6.4%
Total deposits	454,541	430,297	436,974	4.0%	5.6%
Total borrowings and junior subordinated debt	58,887	53,887	48,887	20.5%	9.3%
Total shareholders' equity	50,416	46,425	46,013	9.6%	8.6%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$ 4,658	$ 4,430	$ 4,347	7.2%	5.1%
Provision for loan losses	378	403	500	(24.4)%	(6.2)%
Total other income	1,501	1,411	1,434	4.7%	6.4%
Total other expenses	4,859	4,527	4,435	9.6%	7.3%
Income before provision for income taxes (tax equivalent)	922	911	846	9.0%	1.2%
Provision for income taxes	214	162	143	49.7%	32.1%
Taxable equivalent adjustment (a)	116	129	128	(9.4)%	(10.1)%
Net income	$ 592	$ 620	$ 575	3.0%	(4.5)%

Net income per common share - Basic	$ 0.13	$ 0.14	$ 0.14	(7.1)%	(7.1)%
Net income per common share - Diluted	$ 0.13	$ 0.14	$ 0.14	(7.1)%	(7.1)%

Return on average assets	0.42%	0.46%	0.43%	(3.2)%	(9.0)%
Return on average equity	4.70%	5.33%	5.40%	(12.9)%	(11.8)%
Net interest margin (tax equivalent)	3.47%	3.46%	3.44%	0.9%	0.3%
Avg. interest earning assets/Avg. interest bearing liabilities	1.21	1.18	1.17	3.0%	2.4%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$ 13,667		$ 12,526	9.1%
Provision for loan losses	1,231		2,342	(47.4)%
Total other income	4,550		4,682	(2.8)%
Total other expenses	14,064		13,702	2.6%
Income before provision for income taxes (tax equivalent)	2,922		1,164	151.0%
Provision for income taxes	671		(29)	(2,413.8)%
Taxable equivalent adjustment (a)	374		386	(3.1)%
Net income	$ 1,877		$ 807	132.6%

Net income per common share - Basic	$ 0.41		$ 0.23	78.3%
Net income per common share - Diluted	$ 0.41		$ 0.23	78.3%

Return on average assets	0.45%		0.20%	121.2%
Return on average equity	5.12%		2.63%	94.8%
Net interest margin (tax equivalent)	3.50%		3.39%	3.2%
Avg. interest earning assets/Avg. interest bearing liabilities	1.19		1.16	3.0%

SHARE INFORMATION:
Book value per common share	$ 10.81	$ 10.03	$ 9.94	8.7%	7.8%
Outstanding shares- period ending	4,664,856	4,629,113	4,629,113	0.8%	0.8%
Average diluted shares outstanding (year to date)	4,574,663	3,816,904	3,570,163	28.1%	19.9%

CAPITAL RATIOS:
Total equity to total assets	8.88%	8.70%	8.60%	3.2%	2.1%
Leverage ratio (b)	10.31%	10.38%	10.39%	(0.8)%	(0.7)%
Tier 1 risk-based capital ratio (b)	13.36%	14.21%	13.78%	(3.0)%	(6.0)%
Total risk-based capital ratio (b)	14.61%	15.47%	15.04%	(2.9)%	(5.6)%

ASSET QUALITY:
Non-accrual loans	$ 8,056	$ 11,892	$ 13,406	(39.9)%	(32.3)%
Loans 90 days past due and still accruing	33	123	197	100.0%	(73.2)%
Troubled debt restructured loans ("TDRs") (c)	1,601	1,628	612	161.6%	(1.7)%
Foreclosed real estate	2,854	2,926	3,077	(7.2)%	(2.5)%
Non-performing assets ("NPAs")	$ 12,544	$ 16,569	$ 17,292	(27.5)%	(24.3)%

Foreclosed real estate, criticized and classified assets	$ 21,229	$ 27,148	$ 29,783	(28.7)%	(21.8)%
Loans past due 30 to 89 days	$ 2,855	$ 3,677	$ 2,033	40.4%	(22.4)%
Charge-offs, net (quarterly)	$ 523	$ 637	$ 492	6.3%	(17.9)%
Charge-offs, net as a % of average loans (annualized)	0.48%	0.65%	0.51%	(6.5)%	(25.9)%
Non-accrual loans to total loans	1.82%	3.03%	3.42%	(46.8)%	(40.0)%
NPAs to total assets	2.21%	3.10%	3.23%	(31.7)%	(28.8)%
NPAs excluding TDR loans (c) to total assets	1.93%	2.80%	3.12%	(38.2)%	(31.2)%
Non-accrual loans to total assets	1.42%	2.23%	2.51%	(43.4)%	(36.3)%
Allowance for loan losses as a % of non-accrual loans	70.87%	45.59%	42.18%	68.0%	55.5%
Allowance for loan losses to total loans	1.29%	1.38%	1.44%	(10.5)%	(6.7)%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Sussex Bank capital ratios
(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	September 30, 2014	December 31, 2013
	(Unaudited)
Cash and due from banks	$ 2,668	$ 5,521
Interest-bearing deposits with other banks	12,703	7,725
Cash and cash equivalents	15,371	13,246

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	71,677	90,676
Securities held to maturity	5,106	6,074
Federal Home Loan Bank Stock, at cost	2,747	2,705

Loans receivable, net of unearned income	442,731	392,402
Less: allowance for loan losses	5,709	5,421
Net loans receivable	437,022	386,981

Foreclosed real estate	2,854	2,926
Premises and equipment, net	8,616	6,892
Accrued interest receivable	1,749	1,642
Goodwill	2,820	2,820
Bank-owned life insurance	12,132	11,889
Other assets	7,839	7,960

Total Assets	$ 568,033	$ 533,911

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$ 72,620	$ 58,210
Interest bearing	381,921	372,087
Total Deposits	454,541	430,297

Borrowings	46,000	41,000
Accrued interest payable and other liabilities	4,189	3,302
Junior subordinated debentures	12,887	12,887

Total Liabilities	517,617	487,486

Total Stockholders' Equity	50,416	46,425

Total Liabilities and Stockholders' Equity	$ 568,033	$ 533,911

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
INTEREST INCOME
Loans receivable, including fees	$ 4,940	$ 4,599	$ 14,363	$ 13,360
Securities:
Taxable	208	130	639	410
Tax-exempt	231	254	740	762
Interest bearing deposits	4	2	11	9
Total Interest Income	5,383	4,985	15,753	14,541

INTEREST EXPENSE
Deposits	424	419	1,229	1,410
Borrowings	363	293	1,072	828
Junior subordinated debentures	54	54	159	163
Total Interest Expense	841	766	2,460	2,401

Net Interest Income	4,542	4,219	13,293	12,140
PROVISION FOR LOAN LOSSES	378	500	1,231	2,342
Net Interest Income after Provision for Loan Losses	4,164	3,719	12,062	9,798

OTHER INCOME
Service fees on deposit accounts	255	283	784	840
ATM and debit card fees	182	181	534	519
Bank owned life insurance	78	85	243	267
Insurance commissions and fees	741	756	2,410	2,245
Investment brokerage fees	11	37	79	136
Gain on securities transactions	164	--	258	399
Other	70	92	242	276
Total Other Income	1,501	1,434	4,550	4,682

OTHER EXPENSES
Salaries and employee benefits	2,631	2,387	7,490	6,943
Occupancy, net	459	342	1,309	1,083
Furniture and equipment	100	137	376	434
Advertising and promotion	89	63	211	198
Professional fees	153	153	517	536
Director fees	137	106	379	299
FDIC assessment	183	176	534	523
Insurance	70	65	218	204
Stationary and supplies	64	43	171	143
Loan collection costs	53	37	299	251
Data processing	549	341	1,361	1,008
Expenses and write-downs related to foreclosed real estate	12	317	273	1,325
Amortization of intangible assets	--	--	--	1
Other	359	268	926	754
Total Other Expenses	4,859	4,435	14,064	13,702

Income before Income Taxes	806	718	2,548	778
INCOME TAX EXPENSE (BENEFIT)	214	143	671	(29)
Net Income	$ 592	$ 575	$ 1,877	$ 807

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on available for sale securities arising during the period	$ 511	$ 430	$ 3,864	$ (3,327)
Reclassification adjustment for net gain on securities transactions included in net income	(164)	--	(258)	(399)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(138)	(173)	(1,442)	1,490
Other comprehensive income (loss), net of income taxes	209	257	2,164	(2,236)
Comprehensive income (loss)	$ 801	$ 832	$ 4,041	$ (1,429)

EARNINGS PER SHARE
Basic	$ 0.13	$ 0.14	$ 0.41	$ 0.23
Diluted	$ 0.13	$ 0.14	$ 0.41	$ 0.23

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended September 30,
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 31,047	$ 347	4.43%	$ 30,413	$ 382	4.98%
Taxable	55,260	208	1.49%	81,765	130	0.63%
Total securities	86,307	555	2.55%	112,178	512	1.81%
Total loans receivable (1) (4)	436,395	4,940	4.49%	383,690	4,599	4.76%
Other interest-earning assets	10,249	4	0.15%	5,807	2	0.14%
Total earning assets	532,951	5,499	4.09%	501,675	5,113	4.04%

Non-interest earning assets	36,948			35,011
Allowance for loan losses	(5,748)			(6,019)
Total Assets	$ 564,151			$ 530,667

Sources of Funds:
Interest bearing deposits:
NOW	$ 120,200	$ 49	0.16%	$ 114,972	$ 38	0.13%
Money market	9,371	4	0.17%	15,044	8	0.21%
Savings	144,274	75	0.21%	152,168	80	0.21%
Time	108,241	296	1.08%	96,396	293	1.21%
Total interest bearing deposits	382,086	424	0.44%	378,580	419	0.44%
Borrowed funds	46,378	363	3.11%	36,598	293	3.18%
Junior subordinated debentures	12,887	54	1.66%	12,887	54	1.66%
Total interest bearing liabilities	441,351	841	0.76%	428,065	766	0.71%

Non-interest bearing liabilities:
Demand deposits	67,910			58,591
Other liabilities	4,512			1,405
Total non-interest bearing liabilities	72,422			59,996
Stockholders' equity	50,378			42,606
Total Liabilities and Stockholders' Equity	$ 564,151			$ 530,667

Net Interest Income and Margin (5)		4,658	3.47%		4,347	3.44%
Tax-equivalent basis adjustment		(116)			(128)
Net Interest Income		$ 4,542			$ 4,219

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

	Nine Months Ended September 30,
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 32,837	$ 1,114	4.54%	$ 30,723	$ 1,148	5.00%
Taxable	61,796	639	1.38%	91,750	410	0.60%
Total securities	94,633	1,753	2.48%	122,473	1,558	1.70%
Total loans receivable (1) (4)	420,009	14,363	4.57%	365,847	13,360	4.88%
Other interest-earning assets	7,697	11	0.19%	5,294	9	0.23%
Total earning assets	522,339	16,127	4.13%	493,614	14,927	4.04%

Non-interest earning assets	36,749			38,274
Allowance for loan losses	(5,684)			(5,702)
Total Assets	$ 553,404			$ 526,186

Sources of Funds:
Interest bearing deposits:
NOW	$ 116,992	$ 131	0.15%	$ 111,947	$ 109	0.13%
Money market	11,018	12	0.15%	14,633	23	0.21%
Savings	145,093	224	0.21%	155,056	274	0.24%
Time	105,136	862	1.10%	99,426	1,004	1.35%
Total interest bearing deposits	378,239	1,229	0.43%	381,062	1,410	0.49%
Borrowed funds	47,282	1,072	3.03%	32,619	828	3.39%
Junior subordinated debentures	12,887	159	1.65%	12,887	163	1.69%
Total interest bearing liabilities	438,408	2,460	0.75%	426,568	2,401	0.75%

Non-interest bearing liabilities:
Demand deposits	62,934			55,652
Other liabilities	3,149			2,992
Total non-interest bearing liabilities	66,083			58,644
Stockholders' equity	48,913			40,974
Total Liabilities and Stockholders' Equity	$ 553,404			$ 526,186

Net Interest Income and Margin (5)		13,667	3.50%		12,526	3.39%
Tax-equivalent basis adjustment		(374)			(386)
Net Interest Income		$ 13,293			$ 12,140

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets
CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SEVP/CFO
         844-256-7328